FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

December 31, 2007

Date of the Event

LBO CAPITAL CORP.

(Exact Name of Registrant as specified in its charter)

             Colorado                                            33-19107                                         8-2780733

           (State or other jurisdiction of                 (Commission                            (I.R.S. Employer

           incorporation or organization)                  file number)                   Identification Number)

37735 Enterprise Court, Suite 600-B

Farmington Hills, MI 48331

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (248) 994-0099

Item 1.01.  Entry into a Material Definitive Agreement

LBO Capital Corp., (Other OTC:LBOC grey PK), a Colorado corporation (hereinafter “LBO Capital”),  signed a Definitive Agreement with Longborough Capital, PLC, a public company in the United Kingdom (hereinafter “Longborough”), to effect a merger of common stock of Longborough’s  subsidiaries Global Tech International, Inc., a Delaware  corporation (hereinafter “GTI”),  and Advanced Digital Components, Inc., a Delaware corporation (hereinafter “ADCI”)  into LBO Capital.

A 1 for 8 reverse split was approved by a resolution supported by a majority of the board of directors and the shareholders of LBO Capital common stock in order to effect this agreement.  Under terms of the Definitive Agreement bearing an effective date of December 31, 2007, LBO Capital will issue 18,000,000 post-split “new” shares of common stock to acquire 87% of ADCI and 86% of GTI.   Closing of the transaction is planned to occur during the first quarter of 2008.

After conversion of debt and after a 1:8 reverse merger is completed, shareholders of 16,100,000 old shares of LBO Capital’s common stock will thereafter hold 2,012,500 new outstanding common shares.  Following this reverse merger, LBO Capital will have no long term debt and 20,012,500 shares of authorized, issued and outstanding common stock.

Longborough, a developer of technologies, is continuing to position itself as a player on the global level of automotive original equipment manufacturers (OEMs) and other strategic partners.  ADCI and GTI, working alongside commercial partners, can offer clients a complete, total solution package.  Additionally, the merger with LBO Capital will enhance the commercial profile and status of the company while providing investors and shareholders a visible value of their investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  January 3, 2008

                                                LBO CAPITAL CORP.

By  \s\  Majlinda Xhuti

       Majlinda Xhuti, CFO